Exhibit 99.1

Mallinckrodt plc Reports Fiscal 2016 First Quarter Results

•	First quarter net sales of $915 million, up 20.3% on an operational basis

•	Strong continued volume growth in Specialty Brands, with the segment delivering 59.4% of total net sales

•	GAAP diluted earnings per share from continuing operations of $1.00; adjusted diluted earnings per share of $2.09, up 16.8%

•	Acthar® first quarter net sales of $287 million; 7.6% growth over the prior-year quarter

•	INOMAX® first quarter net sales of $111 million; 15.8% increase over the prior-year quarter on a pro forma basis

•	Strong first quarter free cash flow of $262 million

•	Raises fiscal 2016 adjusted diluted earnings per share guidance based on strong performance across the Specialty Brands portfolio, driven by solid commercial execution

CHESTERFIELD, UNITED KINGDOM - Feb. 2, 2016 - Mallinckrodt plc (NYSE: MNK), a leading global specialty biopharmaceutical company, today reported results for the first quarter of fiscal 2016. Amounts reported reflect presentation of the company’s former contrast media and delivery systems (CMDS) business as a discontinued operation. Unless otherwise noted, all comparisons of first quarter fiscal 2016 performance are to the first quarter of fiscal 2015.
Total company net sales were $914.8 million in the first quarter of fiscal 2016, up 20.3% on an operational basis from $768.2 million. Exceptional Specialty Brands segment performance, up 45.4%, was the primary growth contributor driven by solid organic growth in H.P. Acthar Gel (repository corticosteroid injection) and the inclusion of INOMAX (nitric oxide) for inhalation and Therakos® immunotherapy. Specialty Brands results were offset by decreased net sales within the Specialty Generics segment. The impact of foreign currency also lowered reported net sales by $9.2 million.
GAAP net income from continuing operations for the first quarter of fiscal 2016 was $115.9 million, or $1.00 per diluted share, compared with $87.4 million, or $0.74 per diluted share. The increase principally reflects increased net sales and profits from recently acquired assets in the Specialty Brands segment and net sales and profit contributions from Acthar. These factors were partially offset by higher selling, general and administrative (SG&A) costs, increased research and development (R&D) investments and higher interest expense resulting from the debt associated with the acquisitions of INOMAX and Therakos.
Adjusted net income for the first quarter of fiscal 2016 was $242.7 million, up 16.3% from $208.7 million. Adjusted diluted earnings per share were $2.09, up 16.8% from $1.79 a year ago.
During the quarter, the company repurchased 3.9 million shares under its share repurchase program. The diluted share count for the first quarter of fiscal 2016 reflects these purchases plus 0.8 million shares purchased under the program in the fourth quarter of fiscal 2015.
“The first quarter of fiscal 2016 was a strong one for Mallinckrodt, building on fourth quarter fiscal 2015 momentum, and driven by commercial execution across our Specialty Brands portfolio, particularly for Acthar and INOMAX,” said Mark Trudeau, President and Chief Executive Officer. “We are also pleased with the volume performance of OFIRMEV® (acetaminophen) injection and Therakos. The Specialty Brands segment now contributes nearly 60% of our total net sales.

“We continue to advance the Acquire to Invest growth strategy highlighted at our December Investor Briefing,” Trudeau continued. “Our increased R&D investment in the quarter resulted in initiation of three company-sponsored clinical trials and significant additional data generation activities for our Specialty Brands, particularly Acthar. Finally, we are very pleased with the acquisition of three commercial-stage hemostasis products, which adds depth and breadth to our hospital portfolio.”

GAAP gross profit was $491.7 million for the first quarter of fiscal 2016, up 21.5% over $404.8 million. This growth resulted from the addition and performance of both INOMAX and Therakos, and the performance of Acthar. Adjusted gross profit as a percentage of net sales was 74.3% for the quarter versus 72.8%.

GAAP SG&A expenses for the first quarter of fiscal 2016 were $242.5 million, compared with $224.1 million. However, adjusted SG&A as a percentage of net sales for the quarter was 24.9%, an improvement of 100 basis points. The absolute increase in SG&A expenses is primarily due to the addition of INOMAX and Therakos marketing and sales teams to the portfolio.

Income tax benefit in the first quarter was $32.1 million, versus a benefit of $10.3 million. The first quarter fiscal 2016 adjusted effective tax rate was 17.0%.

Liquidity
In the fiscal first quarter, Mallinckrodt generated $262.4 million in free cash flow. It used the strong cash generation combined with the cash received from the divestiture of CMDS to repurchase $275.4 million of ordinary shares. The cash balance at the end of the quarter was $521.9 million and debt was reduced by $67.6 million from the previous quarter. The company’s liquidity position remains quite strong and resilient, and management remains prepared to allocate capital towards share repurchases and additional business development targets.

BUSINESS SEGMENT RESULTS
Specialty Brands Segment
The segment benefited from strong commercial execution throughout the first quarter of 2016 with net sales increasing $169.6 million to $543.2 million, compared with $373.6 million, an increase of 45.4%. As noted, the increase in net sales was driven by the inclusion and performance of INOMAX and Therakos, which collectively generated net sales of $161.2 million. Income from higher net sales was partially offset by higher SG&A costs associated with these products. Additionally, Acthar net sales were $286.7 million in the quarter, a 7.6% increase over $266.4 million. Mallinckrodt’s second largest product, INOMAX, generated net sales of $110.8 million, an increase of 15.8% reported and 16.1% operational over pro forma net sales of $95.7 million. Sales of the Therakos immunotherapy product line were $50.4 million, which represents growth of 4.5% reported and 8.5% operational over pro forma net sales of $48.2 million.
Specialty Generics Segment
Net sales for the first quarter fiscal 2016 decreased $26.6 million, or 9.4%, to $257.6 million, versus $284.2 million. This was primarily driven by net sales declines in oxycodone-related products and methylphenidate ER. Management continues to expect difficult year-over-year net sales comparisons in this segment for the next several quarters.

Nuclear Imaging Segment
The company completed the sale of its CMDS business to Guerbet S.A. in November 2015. The financial results of the CMDS business are presented as a discontinued operation in both the current and prior fiscal year. As a result, the Global Medical Imaging segment was renamed Nuclear Imaging at the beginning of fiscal 2016.
Net sales for the first quarter fiscal 2016 for the Nuclear Imaging segment were $103.6 million, compared with $101.9 million.

GUIDANCE UPDATE
Management is raising its fiscal 2016 guidance for adjusted diluted earnings per share from the previous $7.70 to $8.20 to a revised range of $7.85 to $8.30.

CONFERENCE CALL AND WEBCAST
Mallinckrodt will hold a conference call for investors on Tuesday, Feb. 2, 2016, beginning at 8:30 a.m. U.S. Eastern Time. This call can be accessed in three ways:

•	At the Mallinckrodt website: http://www.mallinckrodt.com/investors.

•
By telephone: For both listen-only participants and those who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is (877) 359-9508. For participants outside the U.S., the dial-in number is (224) 357-2393. Callers will need to provide the Conference ID of 24832248.

•
Through an audio replay: A replay of the call will be available beginning at 11:30 a.m. U.S. Eastern time on Tuesday, Feb. 2, 2016, and ending at 11:59 p.m. U.S. Eastern Time on Tuesday, Feb. 16, 2016. Dial-in numbers for U.S.-based participants are (855) 859-2056 or (800) 585-8367. Participants outside the U.S. should use the replay dial-in number (404) 537-3406. All callers will be required to provide the Conference ID of 24832248.

ABOUT MALLINCKRODT
Mallinckrodt is a global business that develops, manufactures, markets and distributes specialty pharmaceutical and biopharmaceutical products and therapies, as well as nuclear imaging products. Areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology and pulmonology; immunotherapy and neonatal respiratory critical care therapies; analgesics and hemostasis products; and central nervous system drugs. The company's core strengths include the acquisition and management of highly regulated raw materials; deep regulatory expertise; and specialized chemistry, formulation and manufacturing capabilities. The company's Specialty Brands segment includes branded medicines; its Specialty Generics segment includes specialty generic drugs, active pharmaceutical ingredients and external manufacturing; and the Nuclear Imaging segment includes nuclear imaging agents. To learn more about Mallinckrodt, visit www.mallinckrodt.com.
Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission (SEC) disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted earnings per share, adjusted gross profit, adjusted SG&A, operational growth, adjusted effective tax rate, pro forma first quarter fiscal 2015 INOMAX net sales, pro forma first quarter fiscal 2015 Therakos net sales, and free cash flow, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations.
Adjusted net income, adjusted gross profit and adjusted SG&A represent amounts, prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), adjusted for certain items (on a pre-tax basis for adjusted gross profit and adjusted SG&A and on an after-tax basis for adjusted net income) that management believes are not reflective of the operational performance of the business. Adjustments to GAAP amounts include, as applicable to each measure, restructuring and related charges, net; amortization and impairment charges; discontinued operations; acquisition-related expenses, significant legal and environmental charges and other items identified by the company. Adjusted diluted earnings per share represent adjusted net income divided by the number of diluted shares.
The adjusted effective tax rate is calculated as the income tax effects on continuing and discontinued operations plus the income tax impact included in Mallinckrodt’s reconciliation of net income, divided by income from continuing and discontinued operations plus the pre-tax, non-income, tax-related adjustments included in its reconciliation of adjusted net income (excluding dilutive share impact). The income tax impact item included in its reconciliation of adjusted net income primarily represents the tax impact of adjustments between net income and adjusted net income as well as U.S. tax payments associated with internal installment sale transactions.
Operational growth measures the change in net sales between current- and prior-year periods using a constant currency, the exchange rate in effect during the applicable prior-year period.
Pro forma first quarter fiscal 2015 INOMAX net sales represent $95.7 million of INOMAX net sales under its prior ownership. Pro forma first quarter fiscal 2015 Therakos net sales represent $48.2 million of Therakos net sales under its prior ownership.
Free cash flow represents net cash provided by operating activities of $311.4 million less capital expenditures of $49.0 million, each as prepared in accordance with GAAP.
The company has provided these adjusted financial measures because they are used by management, along with financial measures in accordance with GAAP, to evaluate the company's operating performance. In addition, the company believes that they will be used by certain investors to measure Mallinckrodt's operating results. Management believes that presenting these adjusted measures provides useful information about the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.
These adjusted measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The company's definition of these adjusted measures may differ from similarly titled measures used by others.

Because adjusted financial measures exclude the effect of items that will increase or decrease the company's reported results of operations, management strongly encourages investors to review the company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of certain of these historical adjusted financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Guidance on the company's fiscal year 2016 diluted earnings per share has been provided only on a non-GAAP basis. This is due to the inherent difficulty of forecasting the timing or amount of items that would be included in the most directly comparable forward-looking GAAP financial measure. Because reconciliation is not available without unreasonable effort, it is not included in this release.

Cautionary Statements Related to Forward-Looking Statements
Statements in this document that are not strictly historical, including statements regarding future financial condition and operating results, economic, business, competitive and/or regulatory factors affecting Mallinckrodt's businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.
There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt operates; the commercial success of Mallinckrodt's products; Mallinckrodt's ability to realize anticipated growth, synergies and cost savings from acquisitions; conditions that could necessitate an evaluation of Mallinckrodt's goodwill and/or intangible assets for possible impairment; changes in laws and regulations; Mallinckrodt's ability to identify, acquire or close future acquisitions; Mallinckrodt's ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings; Mallinckrodt's ability to successfully develop or commercialize new products; Mallinckrodt's ability to protect intellectual property rights; Mallinckrodt's ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; customer concentration; Mallinckrodt's reliance on certain individual products that are material to its financial performance; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; the reimbursement practices of a small number of public or private insurers; limited clinical trial data for H.P. Acthar® Gel; complex reporting and payment obligations under healthcare rebate programs; Mallinckrodt's ability to achieve anticipated benefits of price changes; Mallinckrodt's ability to achieve expected benefits from restructuring activities; complex manufacturing processes; competition; product liability losses and other litigation liability; ongoing governmental investigations; material health, safety and environmental liabilities; retention of key personnel; conducting business internationally; and the effectiveness of information technology infrastructure.
These and other factors are identified and described in more detail in the "Risk Factors" section of Mallinckrodt's Annual Report on Form 10-K for the fiscal year ended September 25, 2015. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS

Investor Relations
Coleman N. Lannum, CFA
Senior Vice President, Investor Strategy and IRO
314-654-6649
cole.lannum@mallinckrodt.com

Media
Rhonda Sciarra
Senior Communications Manager
314-654-8618
rhonda.sciarra@mallinckrodt.com

Meredith Fischer
Senior Vice President, Communications and Public Affairs
314-654-3318
meredith.fischer@mallinckrodt.com

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Three Months Ended
	December 25, 2015	Percent of Net sales	December 26, 2014	Percent of Net sales
Net sales	$914.8	100.0%	$768.2	100.0%
Cost of sales	423.1	46.3	363.4	47.3
Gross profit	491.7	53.7	404.8	52.7
Selling, general and administrative expenses	242.5	26.5	224.1	29.2
Research and development expenses	63.6	7.0	52.7	6.9
Restructuring charges, net	6.3	0.7	7.2	0.9
Gains on divestiture and license	(0.1)	—	(0.8)	(0.1)
Operating income	179.4	19.6	121.6	15.8
Interest expense	(97.8)	(10.7)	(48.8)	(6.4)
Interest income	0.2	—	0.1	—
Other income, net	2.0	0.2	4.2	0.5
Income from continuing operations before income taxes	83.8	9.2	77.1	10.0
Income tax benefit	(32.1)	(3.5)	(10.3)	(1.3)
Income from continuing operations	115.9	12.7	87.4	11.4
Income from discontinued operations, net of income taxes	95.2	10.4	5.3	0.7
Net income	$211.1	23.1%	$92.7	12.1%

Basic earnings per share:
Income from continuing operations	$1.00		$0.75
Income from discontinued operations	0.82		0.05
Net income	1.83		0.80
Diluted earnings per share:
Income from continuing operations	$1.00		$0.74
Income from discontinued operations	0.82		0.05
Net income	1.82		0.79
Weighted-average number of shares outstanding:
Basic	115.4		114.8
Diluted	116.3		116.3

MALLINCKRODT PLC
NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Three Months Ended
	December 25, 2015				December 26, 2014
	Gross profit	Selling, general and administrative expenses	Net income	Diluted net income per share	Gross profit	Selling, general and administrative expenses	Net income	Diluted net income per share
GAAP	$491.7	$242.5	$211.1	$1.82	$404.8	$224.1	$92.7	$0.79
Adjustments:
Intangible asset amortization	171.6	(1.8)	173.4	1.49	123.5	(1.3)	124.8	1.07
Restructuring and related charges, net (1)	—	—	6.4	0.06	—	—	7.3	0.06
Inventory step-up expense	16.2	—	16.2	0.14	30.8	—	30.8	0.26
Incremental equity conversion costs	—	—	—	—	—	(23.8)	23.8	0.20
Income from discontinued operations	—	—	(95.2)	(0.82)	—	—	(5.3)	(0.05)
Acquisition related expenses	—	(1.1)	1.1	0.01	—	—	—	—
Significant legal and environmental changes	—	(11.5)	11.5	0.10	—	—	—	—
Income taxes (2)	—	—	(81.8)	(0.70)	—	—	(63.1)	(0.54)
Dilutive share impact (3)	—	—	—	—	—	—	(2.3)	(0.02)
As adjusted	$679.5	$228.1	$242.7	$2.09	$559.1	$199.0	$208.7	$1.79

Percent of net sales	74.3%	24.9%	26.5%		72.8%	25.9%	27.2%

(1)	Includes pre-tax accelerated depreciation.

(2)	Includes tax effect of above adjustments and recurrant cash tax payments to the IRS associated with internal installment sale transactions.

(3)
For the three months ended December 26, 2014, the diluted net income per share on a GAAP basis was required to be calculated using the two-class method of calculating net income per share. This method required $0.9 million of net income be allocated to participating securities for the three months ended December 26, 2014. This adjustment reflects this allocation and a similar allocation of the above adjustments. Using the two-class method, the weighted-average number of shares were 116.3 million for the three months ended December 26, 2014. Due to fiscal 2015 vesting of equity awards that qualified as participating securities, the Company is no longer required to use the two-class method, and therefore applied the treasury stock method for the three months ended December 25, 2015.

MALLINCKRODT PLC
SEGMENT NET SALES AND OPERATIONAL GROWTH
(unaudited, in millions)

	Three Months Ended
	December 25, 2015	December 26, 2014	Percent change	Currency impact	Operational growth
Specialty Brands	$543.2	$373.6	45.4%	(0.3)%	45.7%
Specialty Generics	257.6	284.2	(9.4)	(1.2)	(8.2)
Nuclear Imaging	103.6	101.9	1.7	(4.4)	6.1
	904.4	759.7	19.0	(1.2)	20.2
Other(1)	10.4	8.5	22.4	—	22.4
Net sales	$914.8	$768.2	19.1%	(1.2)%	20.3%

(1)
Represents net sales from an ongoing, post-divestiture supply agreement with the acquirer of the CMDS business. Amounts for periods prior to the divestiture represent the reclassification of intercompany sales to third-party sales to conform with the expected presentation of the ongoing supply agreement.

MALLINCKRODT PLC
SELECT PRODUCT LINE NET SALES
(unaudited, in millions)

	Three Months Ended
	December 25, 2015	December 26, 2014	Percent change
Specialty Brands
Acthar	$286.7	$266.4	7.6%
Inomax	110.8	—	—
Ofirmev	66.9	71.4	(6.3)
Therakos immunotherapy	50.4	—	—
Other	28.4	35.8	(20.7)
Specialty Brands Total	$543.2	$373.6	45.4%

Specialty Generics
Hydrocodone (API) and hydrocodone-containing tablets	$36.7	$34.0	7.9%
Oxycodone (API) and oxycodone-containing tablets	28.9	47.0	(38.5)
Methylphenidate ER	31.2	48.6	(35.8)
Other controlled substances	109.7	111.9	(2.0)
Other	51.1	42.7	19.7
Specialty Generics Total	$257.6	$284.2	(9.4)%

Nuclear Imaging Total	$103.6	$101.9	1.7%

MALLINCKRODT PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 25, 2015	September 25, 2015
Assets
Current Assets:
Cash and cash equivalents	$521.9	$365.9
Accounts receivable, net	485.9	548.5
Inventories	284.9	281.8
Deferred income taxes	116.3	142.7
Prepaid expenses and other current assets	215.6	207.3
Current assets held for sale	0.8	299.9
Total current assets	1,625.4	1,846.1
Property, plant and equipment, net	993.0	991.3
Goodwill	3,645.2	3,649.4
Intangible assets, net	9,491.7	9,666.3
Other assets	284.0	251.0
Total Assets	$16,039.3	$16,404.1

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$21.9	$22.3
Accounts payable	118.2	133.0
Accrued payroll and payroll-related costs	79.6	103.7
Accrued interest	72.7	80.2
Accrued and other current liabilities	592.5	517.4
Current liabilities held for sale	3.4	72.8
Total current liabilities	888.3	929.4
Long-term debt	6,409.6	6,474.3
Pension and postretirement benefits	114.9	116.7
Environmental liabilities	72.0	73.3
Deferred income taxes	2,999.0	3,132.4
Other income tax liabilities	109.8	121.3
Other liabilities	253.1	245.5
Total Liabilities	10,846.7	11,092.9
Shareholders' Equity:
Preferred shares	—	—
Ordinary shares	23.5	23.5
Ordinary shares held in treasury at cost	(385.1)	(109.7)
Additional paid-in capital	5,369.5	5,357.6
Retained earnings	250.0	38.9
Accumulated other comprehensive income	(65.3)	0.9
Total Shareholders' Equity	5,192.6	5,311.2
Total Liabilities and Shareholders' Equity	$16,039.3	$16,404.1

MALLINCKRODT PLC
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended
	December 25, 2015	December 26, 2014
Cash Flows From Operating Activities:
Net income	$211.1	$92.7
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	206.0	150.6
Share-based compensation	8.5	35.4
Deferred income taxes	(108.9)	(69.7)
Gain on disposal of discontinued operations	(97.0)	—
Other non-cash items	4.1	(10.9)
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	68.4	28.1
Inventories	(14.5)	22.6
Accounts payable	(13.0)	(5.9)
Income taxes	82.3	71.0
Other	(35.6)	(97.1)
Net cash provided by operating activities	311.4	216.8
Cash Flows Used In Investing Activities:
Capital expenditures	(49.0)	(22.3)
Proceeds from disposal of discontinued operations, net of cash	264.0	—
Restricted cash	(0.1)	0.4
Other	0.7	1.0
Net cash provided by (used in) investing activities	215.6	(20.9)
Cash Flows From Financing Activities:
Issuance of external debt	62.0	—
Repayment of external debt and capital leases	(129.6)	(7.8)
Debt issuance costs	(0.1)	—
Excess tax benefit from share-based compensation	—	8.9
Proceeds from exercise of share options	3.6	8.7
Repurchase of shares	(275.4)	(10.6)
Other	(30.0)	—
Net cash used in financing activities	(369.5)	(0.8)
Effect of currency rate changes on cash	(1.5)	(3.9)
Net increase in cash and cash equivalents	156.0	191.2
Cash and cash equivalents at beginning of period	365.9	707.8
Cash and cash equivalents at end of period	$521.9	$899.0